Exhibit 10.22

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT (the “Agreement”) is made and entered into this __ day of December, 2023 by and between Brandon Torres Declet (the “Employee”) and Unusual Machines, Inc. (the “Employer” or the “Company”).

WHEREAS, the Employee was employed as the Chief Executive Officer of the Employer and served as the Chairman of the Board of Directors of the Employer pursuant to an employment agreement effective as of January 1, 2023, as amended (the “Employment Agreement”);

WHEREAS, on November 21, 2023, the Employee submitted a letter of resignation resigning as an officer, director and an employee of the Employer;

WHEREAS, the parties wish to resolve all outstanding claims and disputes between them in an amicable manner.

NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth in this Agreement, the sufficiency of which the parties acknowledge, it is agreed as follows:

1.The Employee hereby irrevocably revokes any claim and assertion that he had the right to resign for “Good Reason” pursuant to the Resignation Letter but rather is resigning to pursue other interests. The Employer hereby accepts the Employee’s resignation as the Chief Executive Officer, as a director and as an employee of the Employer effective as of the date of this Agreement. This Agreement shall become effective after the date set forth above, provided that the Employee does not revoke the Agreement pursuant to Section 4 of the Agreement (such date is defined as the “Effective Date”).

2.In consideration for the Employee’s acknowledgments, representations, warranties, covenants, releases and agreements set forth in this Agreement, the Employer agrees to pay the Employee all wages up to the Effective Date and the Employer agrees to pay three months cash compensation as reflected in the Employment Agreement, as amended as severance payable upon execution of this agreement (the “Payment”) and shall also pay three months of medical insurance premiums under the Employer’s health insurance policy during such three month period with the same coverage as has been provided (or alternatively the Employer shall promptly pay the Employee’s COBRA premiums). The Payments shall be subject to withholding for all applicable federal, state, social security and other taxes and sums required to be withheld. The Employee acknowledges that he would not otherwise be entitled to the Payments but for the promises in this Agreement. Provided, however, the foregoing Payment and COBRA reimbursements shall only be made after the time for the Employee to revoke this Agreement specified in Section 4 has expired. As of the date hereof, the Employment Agreement effective as of January 1, 2023, as amended, is hereby terminated and shall be null and void as of the Effective Date. In addition, Employee shall be granted 16,087 shares of common stock equal to 0.5% of the outstanding common stock of the Company as of the Effective Date. In the event that Employee provides a written notice of revocation pursuant to Section 4 below, Employee shall not be entitled to the Payments or any shares of restricted common stock.

3.During the three -month period in which the Payments are made to the Employee following the Effective Date or such later date as provided in this Agreement, the Employee agrees within reason to be available to the Employer, its officers, directors, employees, attorneys, or agents, to assist with the transition of any projects of the Employer or to provide any information that the Employee may have knowledge regarding the Employer’s business without the payment of any additional compensation. The Employee may provide this information by telephone and/or email communication. In the event the Employer needs additional time from the Employee to support the Company, the Parties may mutually agree to provide Employee an additional three months severance.

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4 The Employee acknowledges that he has been given at least 21 days to consider this Agreement and that he has 21 days from the date he executes this Agreement in which to revoke it and that this Agreement will not be effective or enforceable until after the 21-day revocation period ends without revocation by the Employee. Revocation can be made by delivery of a written notice of revocation to the Company’s Chief Financial Officer by email as follows: brian@unusualmachnies.com by midnight on or before the 21st calendar day after the Employee signs this Agreement.

5.Nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employer or Employee, its past and present affiliates, officers, directors, owners, employees, attorneys, or agents, and the Employer specifically disclaims liability to or wrongful treatment of the Employee on the part of itself, its past and present affiliates, officers, directors, owners, employees, attorneys, and agents. Additionally, nothing in this Agreement shall be construed as an admission of liability or wrongdoing by the Employee and the Employee specifically disclaims liability to or wrongful acts directed at the Employer.

6.The Employee covenants not to sue, and irrevocably and unconditionally fully and forever releases and discharges the Employer, its past and present affiliates, directors, officers, owners, employees and agents, as well as its successors and assigns from any and all legally waivable claims, liabilities, damages, demands, and causes of action or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer or the termination of that employment; provided, however, that nothing in this Agreement shall either waive any rights or claims of the Employee that arise after the Employee signs this Agreement or impair or preclude the Employee’s right to take action to enforce the terms of this Agreement or impair or preclude the Employee’s right to indemnification and defense against any third party claims arising out of the Employee’s employment by the Employer.. This release includes but is not limited to claims arising under federal, state or local laws prohibiting employment discrimination or relating to leave from employment, including but not limited to Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Equal Pay Act, the Americans with Disabilities Act, and the Family and Medical Leave Act, as each such statute is amended, claims for attorneys’ fees or costs, and any and all claims in contract, tort, or premised on any other legal theory. The Employee acknowledges that the Employee has been paid in full all compensation owed to the Employee by the Employer as a result of Employee’s employment, except as modified by this Agreement. The Employer and its directors, officers, and employees covenant not to sue, and fully and forever release and discharge the Employee, from any and all legally waivable claims from the beginning of time until the date of this Agreement, and from liabilities, damages, demands, and causes of action, attorney’s fees, costs or liabilities of any nature or kind, whether now known or unknown, arising out of or in any way connected with the Employee’s employment with the Employer.

7.The Employee represents that he (a) has not filed any complaints or charges against the Employer with the Equal Employment Opportunity Commission, or with any other federal, state or local agency or court, (b) covenants that he will not seek to recover on any claim released in this Agreement, (c) has not suffered any workplace injury at any time during the Employee’s employment with the Employer, (d) has received reimbursement of all business expenses required to be reimbursed by the Employer; and (e) has not engaged in any unlawful conduct relating to the business of the Employer.

8.The Employee agrees that he will not encourage or assist any of the Employer’s employees to institute litigation or file complaints or report information to administrative agencies relating to the Employer or its past and present affiliates, officers, directors, owners, employees and agents, unless required to provide testimony or documents pursuant to a lawful subpoena or other compulsory legal process or as otherwise required by this Agreement.

9.Non-Disclosure of Confidential Information. (a) Confidential Information. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, patents, patent applications, trade secrets, processes, policies, procedures, techniques, designs, drawings, know-how, show-how, technical information, specifications, computer software and source code, databases, and data relating to the development, research, testing, costs, marketing, and uses of the Company’s intellectual property assets, the identity and contact information related to vendors, and/or suppliers, and all other technology relating to the Employer’s businesses, systems, methods of operation, solicitation leads, marketing and advertising materials, methods and manuals and forms, all of which pertain to the activities or operations of the Employer, the names, home addresses and all telephone numbers and e-mail addresses of the Employer’s current and former directors, employees, officers. For purposes of this Agreement, the following will not constitute Confidential Information (i) information which is or subsequently becomes generally available to the public through no act or fault of the Employee, (ii) information set forth in the written records of the Employee prior to disclosure to the Employee by or on behalf of the Employer which information is given to the Employer in writing as of or prior to the date of this Agreement, and (iii) information which is lawfully obtained by the Employee in writing from a third party (excluding any affiliates of the Employee) who lawfully acquired the confidential information and who did not acquire such confidential information, directly or indirectly, from the Employee or the Employer or its subsidiaries or affiliates and who has not breached any duty of confidentiality.

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(b)Legitimate Business Interests. The Employee recognizes that the Employer has legitimate business interests to protect and as a consequence, the Employee agrees to the restrictions contained in this Agreement because they further the Employer’s legitimate business interests. These legitimate business interests include, but are not limited to protection of patents, patent applications, trade secrets and other Confidential Information. Notwithstanding the foregoing, nothing in this Section 9(b) shall be construed to impose restrictions greater than those imposed by other provisions of this Agreement.

(c)Confidentiality. The Employee agrees and covenants that the Confidential Information shall be held by the Employee in the strictest confidence and shall not, without the prior express written consent of the Employer, be disclosed to any person. The Employee further acknowledges that such Confidential Information as is acquired and used by the Employer or its subsidiaries or affiliates is a special, valuable and unique asset. The Employee shall exercise all due and diligent precautions to protect the integrity of the Employer’s Confidential Information and to keep it confidential whether it is in written form, on electronic media, oral, or otherwise. The Employee shall not copy any Confidential Information nor remove any Confidential Information or copies thereof from the Employer’s premises. All records, files, materials and other Confidential Information obtained by the Employee in the course of or in connection with his or her employment with the Employer confidential and proprietary and shall remain the Employer’s exclusive property. Upon or before execution of this Agreement, the Employee will return to the Employer all originals and copies of any material containing Confidential Information. The Employee shall not, directly or indirectly, use for his own benefit or the benefit of any person or entity other than the Employer disclose any such Confidential Information to any person, firm, corporation, association or other entity for any reason or purpose whatsoever without the prior express written consent of an executive officer of the Employer. The Employee will also return to the Employer upon execution of this Agreement any other items in his or her possession, custody or control that are the property of the Employer, including, but not limited to any laptop computer, iPad or tablet, smartphone, his files, credit cards, identification card, flash drives, passwords and office keys.

(d)Nothing in this Agreement shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency, provided that the disclosure does not exceed the extent of disclosure required by such law, regulation, or order. The Employee shall promptly provide written notice of any such order to an authorized officer of the Employer.

(e)Notice of Immunity Under the Defend Trade Secrets Act of 2016. Notwithstanding any other provision of this Agreement and in furtherance of Section 9(d):

(i) The Employee will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that:

(1) is made:

(A) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and

(B) solely for the purpose of reporting or investigating a suspected violation of law; or

(2) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding.

(ii) If the Employee files a lawsuit for retaliation by the Employer for reporting a suspected violation of law, the Employee may disclose the Employer's trade secrets to the Employee's attorney and use the trade secret information in the court proceeding if the Employee:

(1) files any document containing the trade secret under seal; and

(2) does not disclose the trade secret, except pursuant to court order.

(f)Nothing contained in this Agreement shall be construed to prevent the Employee from reporting any act or failure to act to the Securities and Exchange Commission or other governmental body or prevent the Employee from obtaining a fee as a “whistleblower” under Rule 21F-17(a) under the Securities and Exchange Act of 1934 or other rules or regulations implemented under the Dodd-Frank Wall Street Reform Act and Consumer Protection Act.

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10.The Employee acknowledges that he has been advised to consult with an attorney of his choice with regard to this Agreement. The Employee hereby acknowledges that he understands the significance of this Agreement and represents that the terms of this Agreement are fully understood and voluntarily accepted by him or her.

11.Except as required by law, the Employee and the Employer agree to refrain from disparaging or making any unfavorable comments, in writing or orally, about either party, and in the case of the Employer, about its management, its operations, policies, or procedures and in the case of the Employee, to prospective employers, those making inquiry as to the reasons for his separation from the Company or to any person, company or other business entity.

12.In the event of any lawsuit against the Employer that relates to alleged acts or omissions by the Employee during his employment with the Employer, the Employee agrees to cooperate with the Employer by voluntarily providing truthful and full information as reasonably necessary for the Employer to defend against such lawsuit, provided, however, the Employee shall be entitled to receive reimbursement for expenses, including lost compensation, incurred in assisting the Employer regarding any lawsuit.

13.This Agreement sets forth the entire agreement between the Employee and the Employer, and fully supersedes any and all prior agreements or understandings between them regarding its subject matter; provided, however, that nothing in this Agreement is intended to or shall be construed to modify, impair or terminate any obligation of the Employee or the Employer pursuant to provisions of any other agreement between the Employee and the Employer that by their terms continue after the Employee’s separation from the Employer’s employment such as any Indemnification Agreement. This Agreement may only be modified by written agreement signed by both parties.

14.The Employer and the Employee agree that in the event any provision of this Agreement is deemed to be invalid or unenforceable by any court or administrative agency of competent jurisdiction, or in the event that any provision cannot be modified so as to be valid and enforceable, then that provision shall be deemed severed from the Agreement and the remainder of the Agreement shall remain in full force and effect.

15.Governing Law; Exclusive Jurisdiction. This Agreement and any dispute, disagreement, or issue of construction or interpretation arising hereunder whether relating to its execution, its validity, the obligations provided herein or performance shall be governed or interpreted according to the internal laws of the District of Columbia without regard to choice of law considerations. Any action relating to or arising from or under this Agreement must be commenced only in the appropriate court located in the District of Columbia. The Employee and the Company irrevocably and unconditionally submit to the exclusive jurisdiction of such courts and agree to take any and all future action necessary to submit to the jurisdiction of such courts. The Employee and the Company irrevocably waive any objection that they now have or hereafter may have to the laying of venue of any suit, action or proceeding brought in any such court and further irrevocably waive any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

16.In the event that there is any controversy or claim arising out of or relating to this Agreement, or to the interpretation, breach or enforcement thereof, and any action or proceeding is commenced to enforce or contest the provisions of this Agreement, the prevailing party shall be entitled to a reasonable attorney’s fee, costs and expenses.

17.This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. The execution of this Agreement may be by actual, electronic or facsimile signature.

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PLEASE READ CAREFULLY. THIS AGREEMENT CONTAINS A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.

Unusual Machines, Inc.

By:	/s/ Thomas Walker
Thomas Walker, Chairman of the Board

I have carefully read this Agreement and understand that it contains a release of known and unknown claims. I acknowledge and agree to all of the terms and conditions of this Agreement. I further acknowledge that I enter into this Agreement voluntarily with a full understanding of its terms.

Brandon Torres Declet,

By:	/s/ Brandon Torres Declet
Employee

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